THIRD AMENDMENT TO

TO STOCK PURCHASE AGREEMENT

This THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of this 29th day of June 2012, by and among Interleukin Genetics, Inc., a Delaware corporation (the “Company”), and Pyxis Innovations Inc., a Delaware corporation (“Pyxis”). Unless otherwise defined in this Amendment, capitalized terms used herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement (defined below).

WHEREAS, the parties entered into that certain Stock Purchase Agreement dated March 5, 2003, as amended on May 30, 2003 and February 28, 2005 (as so amended, the “Stock Purchase Agreement”).

WHEREAS, in accordance with Section 8.6 of the Stock Purchase Agreement, the parties mutually desire to modify certain of the terms and conditions of the Stock Purchase Agreement, as set forth more specifically in this Amendment.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.      Amendments to Stock Purchase Agreement. Pursuant to and in accordance with Section 8.6 of the Stock Purchase Agreement, the following section of the Stock Purchase Agreement is hereby amended as follows:

(A)      Section 6.8 of the Stock Purchase Agreement is hereby amended in its entirety and replaced with the following:

“6.8. CORPORATE OPPORTUNITY POLICY. The Board of Directors of the Company has adopted this Section 6.8 in accordance with Section 122(17) of the Delaware General Corporate Law in order to regulate and define the conduct of certain affairs of the Company as they may involve the Majority Stockholder and its Affiliates (each as defined below), and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith. Nothing in this Section 6.8 will regulate or define the conduct of the Majority Stockholder or an Affiliate with respect to affairs not involving a corporate opportunity (as defined below). Moreover, nothing in this Section 6.8 will prohibit the Company from entering into contractual arrangements with the Majority Stockholder or an Affiliate that restrict the Majority Stockholder or the Affiliate from engaging in activities otherwise allowed by this Section 6.8, and the following provisions shall be subject to any such contractual obligation of the Company.

6.8.1 DEFINITIONS. For purposes of this Section 6.8 only:

a.      A director of the Company who is Chairman or Vice Chairman of the Board of Directors of the Company or of a committee thereof shall not be deemed to be an officer of the Company by reason of holding such position (without regard to whether such position is deemed an officer of the Company under the bylaws of the Company), unless such person is a full-time employee of the Company.

b.      The term "MAJORITY STOCKHOLDER" shall mean (i) the Investor; (ii) any wholly-owned subsidiary of Investor; (iii) any person or entity directly or indirectly owning 50% or more interest in the outstanding voting stock of Investor; (iv) any successors, by way of merger, consolidation or sale of all or substantially all of the assets or stock, of Investor; and (v) any assignees or other transferee of all of the equity interest of Investor.

c.      The term "AFFILIATE" shall mean a director, officer, or employee of the Majority Stockholder. No person shall be deemed to be an Affiliate solely by reason of his or her employment by or affiliation or relationship with the Company.

d.      The term "CORPORATE OPPORTUNITY" shall consist of a business opportunity that (i) an entity is financially able (including, for example, the ability of the entity to obtain financing or raise capital in respect of such opportunity within a reasonable amount of time) to undertake at the moment that the opportunity becomes known, (ii) is, from its nature, in the line or lines of the Company’s existing genetic testing business and is of practical advantage to it, and (iii) is one in which the entity could, but for the provisions of this Section 6.8, have an interest or reasonable expectancy.

6.8.2 CONDUCT OF MAJORITY STOCKHOLDER

a.      Except as the Majority Stockholder may otherwise agree in writing, the Majority Stockholder shall have the right to engage, and shall have no duty to refrain from engaging, in the same or similar activities or lines of business or have an interest in the same classes or categories of corporate opportunities as the Company.

b.      To the fullest extent permitted by law, the Majority Stockholder shall not be liable to the Company or its other stockholders for breach of any fiduciary duty by reason of any activities identified in paragraph 6.8.2.a above of the Majority Stockholder, or the participation in such activities by the Majority Stockholder.

c.      If the Majority Stockholder acquires knowledge of a potential transaction or matter through means other than an Affiliate who is also a director or officer of the Company, and such transaction or matter may be a corporate opportunity for both the Majority Stockholder and the Company, to the fullest extent permitted by law, the Majority Stockholder shall not (a) have a duty to communicate or present such corporate opportunity to the Company, or (b) be liable to the Company or its other stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that the Majority Stockholder pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not communicate information regarding such corporate opportunity to the Company.

6.8.3 CONDUCT OF AFFILIATES.       If a director or officer of the Company who is also an Affiliate, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and the Majority Stockholder then, to the fullest extent permitted by law, such director or officer of the Company: (a) shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Company and its stockholders with respect to such corporate opportunity, (b)shall not be liable to the Company or its other stockholders for breach of any fiduciary duty by reason of the fact that the Majority Stockholder or any Affiliate pursues or acquires such corporate opportunity for itself, himself, or herself, or directs such corporate opportunity to the Majority Stockholder or any Affiliate or does not communicate information regarding such corporate opportunity to the Company, and (c) shall be deemed not to have breached his or her duty of loyalty to the Company or its stockholders and not to have derived an improper personal benefit therefrom; provided that such director or officer acts in a manner consistent with the following:

a.      A corporate opportunity offered to any person who is an officer of the Company (whether or not a director), and who is also a director but not an officer or employee of the Majority Stockholder, shall belong to the Company, unless such corporate opportunity is, in the first instance, expressly offered to such person in writing solely in his or her capacity as a director of the Majority Stockholder, in which case such corporate opportunity shall belong to the Majority Stockholder.

b.      A corporate opportunity offered to any person who is a director but not an officer of the Company, and who is also an officer (whether or not a director) or employee of the Majority Stockholder, shall belong to the Company only if such corporate opportunity is expressly offered to such person (i) during or in connection with any meeting of the Company's Board of Directors, or any committee thereof, or (ii) in writing solely in his or her capacity as a director of the Company (and in such case in this Section 6.8.3.b(ii), the Majority Stockholder shall use reasonable efforts to cause such person to provide at least fifteen (15) days notice of such corporate opportunity to the Company); otherwise such corporate opportunity shall belong to the Majority Stockholder.

c.      Except as otherwise provided in paragraphs 6.8.3.a and 6.8.3.b, a corporate opportunity offered to any person who is (i) an officer of both the Company and the Majority Stockholder but not a director of either, (ii) a director of both the Company and the Majority Stockholder but not an officer of either, or (ii) a director and an officer of both the Company and the Majority Stockholder, shall belong to (A) the Company if such corporate opportunity is expressly offered to such person solely in his or her capacity as an officer or director of the Company, and (B) the Majority Stockholder if such corporate opportunity is expressly offered to such person in his or her capacity as an officer or director of the Majority Stockholder.

6.8.4 GENERAL.    Any corporate opportunity that belongs to the Majority Stockholder or an Affiliate, on the one hand, or to the Company, on the other hand, pursuant to the foregoing provisions of this Section 6.8 shall not be pursued by the other, unless and until the party to whom the corporate opportunity belongs determines not to pursue the corporate opportunity and so informs the other party in writing. Notwithstanding the preceding sentence or any other provision of this Section 6.8, if the party to whom the corporate opportunity belongs does not, within one year of receipt of notice of the corporate opportunity, begin to pursue, or thereafter continue to pursue, such corporate opportunity diligently and in good faith, the other party may then pursue such corporate opportunity or direct it to another person.

For the avoidance of doubt, nothing herein is to be construed to expand any powers, rights, duties, or liabilities of the Majority Stockholder or any Affiliate, or to create any powers, rights, duties, or liabilities of the Majority Stockholder or any Affiliate where they would otherwise not exist, in either case in respect of or relating to the corporate opportunity doctrine under the Delaware General Corporate Law or other applicable law.

Any person or entity purchasing or otherwise acquiring any interest in equity securities of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 6.8. Neither the alteration, amendment or repeal of this Section 6.8 nor the adoption of any provision of the Company's Bylaws or Certificate of Incorporation inconsistent with this Section 6.8 shall eliminate or reduce the effect of this Section 6.8 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 6.8, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Anything in this Section 6.8 to the contrary notwithstanding, the foregoing provisions of this Section 6.8 shall terminate, expire and have no further force and effect on the date that no person who is a director, officer or employee of the Company is also a director, officer, or employee of the Majority Stockholder.”

2.      Reaffirmation of Stock Purchase Agreement.   The parties do hereby ratify and reaffirm all of the terms and provisions of the Stock Purchase Agreement, which, as amended by this Amendment, shall remain in full force and effect as written.

3.      Counterparts.   This Amendment may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Amendment by electronic signature, and the other parties hereto will be entitled to rely on such signature as conclusive evidence that this Amendment has been duly executed by such party.

4.      Governing Law.   This Amendment shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

5.      Headings; Interpretation.   The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment. The parties have participated substantially in the negotiation and drafting of this Amendment and agree that no ambiguity herein should be construed against the draftsman.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Third Amendment to Stock Purchase Agreement to be executed as of the date first above written.

INTERLEUKIN GENETICS, INC.

By:	/s/ Lewis H. Bender
Name: Lewis H. Bender
Title: Chief Executive Officer

PYXIS INNOVATIONS INC.

By:	/s/ David J. Tuit
Name: David J. Tuit
Title: Assistant Treasurer